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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

United Systems Technology, Inc.
(Name of Subject Company (Issuer))

Constellation Software Inc. (Offeror)
(Names of Filing Persons (identifying status as Offeror, issuer or other person))

Common Stock, par value $0.01 per share
(Title of Class of Securities)

912913 10 0
(CUSIP Number of Class of Securities)

Bernard Anzarouth
Constellation Software Inc.
20 Adelaide St. East
Suite 1200
Toronto, Ontario, Canada M5C 2T6

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications on Behalf of Filing Person)

CALCULATION OF FILING FEE

TRANSACTION VALUATION*	AMOUNT OF FILING FEE
*
Pursuant to General Instruction D to Schedule TO, no filing fee is required.

☐
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Filing Party:
Form or Registration No.:	Date Filed:
☒
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒
third-party tender offer subject to Rule 14d-1.

☐
issuer tender offer subject to Rule 13e-4.

☐
going-private transaction subject to Rule 13e-3.

☐
amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Item 12.    Exhibits.

99.1    Press Release dated May 19, 2005 (Item 1016(a)(5)).

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CONSTELLATION SOFTWARE INC.*
*
Pursuant to General Instruction D to Schedule TO, no signature is required.

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated May 19, 2005.

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SIGNATURE
EXHIBIT INDEX